MG European Equity Fund - 10f3
Transactions - Q2 2000


	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Impresa, SGPS, S.A.	Crown Media	Granada Media plc
Underwriters	DB, Banco Portugues de Investimento, BSNP, Schroders Salomon Smith Barney, UBS Warburg, BPP	DLJ, Lehman, Salomon Smith Barney, DLJdirect Inc.	ABN, CSFR, Lazard, DB AG, Salomon Brothers Int'l Ltd.
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	Impresa, SGPS shares	Crown Media Class A Common Stock	Granada Media plc Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-manager	no	co-manager
Name of underwriter or dealer from which purchased	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/5/2000	5/4/2000	7/18/2000

Total amount of offering sold to QIBs	$ 278,708,162	$ -	-
Total amount of any concurrent public offering	-	$ 140,000,000	$ 897,029,111
Total	$ 278,708,162	$ 140,000,000	$ 897,029,111

Public offering price	$ 10.81	$ 14.00	$ 3.44
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.188 (1.74%)	$ 0.52 (3.71%)	$ 0.026 (0.75%)

Shares purchased	63,730	n/a	n/a
Amount of purchase	$ 689,137	n/a	n/a

% of offering purchased by fund	0.25%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.25%	n/a	n/a